Exhibit 4.1

NATUREWELL, INCORPORATED

AMENDED AND RESTATED
2004 INCENTIVE STOCK BONUS AND OPTION PLAN

1. PURPOSE OF THE PLAN.

The purpose of this Amended and Restated 2004 Incentive Stock Bonus and Option Plan (the "Plan") of NATUREWELL, INCORPORATED, a Delaware corporation (the "Company") is to provide the Company with a means of attracting, compensating, and retaining the services of selected employees, directors and consultants. The Plan is intended to advance the interests of the Company by affording to selected employees, directors and consultants, an opportunity for investment in the Company and the incentives inherent in stock ownership in the Company. For purposes of this Plan, the term Company shall include subsidiaries, if any, of the Company.

2. LEGAL COMPLIANCE.

It is the intent of the Plan that either stock bonuses ("Bonuses") or options ("Options") may be granted under it as non-qualified stock options ("NQOs"). It is the further intent of the Plan that it conform in all respects with the requirements of Rule 16b-3 of the Securities and Exchange Commission under the Securities Exchange Act 1934, as amended ("Rule 16b-3"). To the extent that any aspect of the Plan or its administration shall at any time be viewed as inconsistent with the requirements of Rule 16b-3, as the same shall be amended from time to time, such aspect shall be deemed to be modified, deleted, or otherwise changed as necessary to ensure continued compliance with such provisions.

3. ADMINISTRATION OF THE PLAN.

3.1 PLAN ADMINISTRATION

The Plan shall be administered by the Board of Directors (the "Board"), or, if feasible, a committee appointed by the Board (the "Committee") either of which are referred to herein as the "Plan Administrator". If a Committee is appointed it shall consist of not less than two (2) directors. If required to be in compliance with Rule 16b-3, and to the extent required thereunder, the Committee shall consist of non-employee directors as defined in Rule 16b-3.

3.2 GRANTS OF STOCK BONUSES AND OPTIONS BY THE BOARD

In accordance with the provisions of the Plan, the Plan Administrator, by resolutions, shall select those eligible persons to whom stock bonuses or options shall be granted ("Optionees"); shall determine the time or times at which each option or bonus shall be granted and the number of shares to be subject to each bonus or option; and shall fix the time and manner in which options may be exercised and the terms over which stock bonuses will vest and become nonforfeitable, the option exercise price, and the option period. The Plan Administrator shall determine the form of option agreement to evidence the foregoing terms and conditions of each option, which need not be identical. Such agreement may include such other provisions as the Plan Administrator may deem necessary or desirable and consistent with the Plan and Rule 16b-3.

3.3 PROCEDURES FOR THE PLAN ADMINISTRATOR.

The Plan Administrator from time to time may adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Plan Administrator shall keep minutes of its meetings and records of its actions regarding the Plan. A majority of the members of the Plan Administrator shall constitute a quorum for the transaction of any business regarding the Plan. The Plan Administrator may act at any time by an affirmative vote of a majority of the members voting. Such vote may be taken at a meeting (which may be conducted in person or by any telecommunication medium) or by written consent of the Plan Administrator members without a meeting.

3.4 FINALITY OF ACTION TAKEN BY PLAN ADMINISTRATOR.

The Plan Administrator shall resolve all questions arising under the Plan and agreements entered into pursuant to the Plan. Each determination, interpretation, or other action made or taken by the Plan Administrator shall be final and conclusive and binding on all persons, including, without limitation, the Company, its shareholders, the Plan Administrator and each of the members of the Plan Administrator, and the directors, officers, and employees of the Company, including Optionees and their respective successors in interest.

3.5 NON-LIABILITY OF MEMBERS OF THE PLAN ADMINISTRATOR.

No member of the Plan Administrator shall be liable for any action or determination made by him in good faith with respect to the Plan or any bonus or option granted under it.

4. BOARD POWER TO AMEND, SUSPEND, OR TERMINATE THE PLAN.

The Board may from time to time make such changes in or additions to the Plan as it may deem proper and in the best interests of the Company and its shareholders. The Board may also suspend or terminate the Plan at any time, without notice, and in its sole discretion.

Notwithstanding the foregoing, no such change, addition, suspension, or termination by the Board shall materially impair any right previously granted under the Plan without the express written consent of the Optionee.

5. SHARES SUBJECT TO THE PLAN.

For purposes of the Plan, the Plan Administrator is authorized to grant Stock Bonuses and Options for up to an aggregate of Thirty Million (30,000,000) shares of the Company's Common Stock, no par value per share ("Common Stock"), either treasury or authorized but unissued shares, or the number and kind of shares of stock or other securities which, in accordance with Section 12, shall be substituted for such shares of Common Stock or to which such shares shall be adjusted. The Plan Administrator is authorized to grant Stock Bonuses and Options under the Plan with respect to such shares. Any or all unsold shares subject to an Option which for any reason expires or otherwise terminates (excluding shares returned to the Company in payment of the exercise price for additional shares) may again be made subject to grant under the Plan.

6. PARTICIPANTS.

NQOs and Stock Bonuses may be granted to employees (including officers) and directors of and consultants to the Company. Any Optionee may hold more than one option to purchase Common Stock, whether such option is an Option held pursuant to the Plan or otherwise.

7. GRANTS OF BONUSES AND OPTIONS.

The Plan Administrator shall have the sole discretion to grant Stock Bonuses and Options under the Plan. The terms and conditions of Stock Bonuses and Options granted under the Plan may differ from one another, as the Plan Administrator, in its absolute discretion, shall determine as long as all grants under the Plan satisfy the requirements of the Plan. Upon determination by the Plan Administrator that a Stock Bonus or Option is to be granted to an Optionee, a written agreement evidencing such Stock Bonus or Option shall be given to the Optionee, specifying the number of shares subject to the Stock Bonus or Option, the exercise price, and the other individual terms and conditions of such Stock Bonus or Option. Such agreement may incorporate generally applicable provisions from the Plan, a copy of which shall be provided to all Optionees at the time of their initial grants under the Plan. The Stock Bonus or Option shall be deemed granted as of the date specified in the grant resolution of the Plan Administrator, and the agreement shall be dated as of the date of such resolution.

8. OPTION EXERCISE PRICE.

The price per share to be paid by the Optionee at the time an NQO is exercised shall not be less than fifty-five percent (55%) of the Fair Market Value on the date on which the NQO is granted, as determined by the Plan Administrator.

For purposes of the Plan, the "Fair Market Value" of a share of the Company's Common Stock as of a given date shall be: (i) the closing price of a share of the Company's Common Stock on the principal exchange on which shares of the Company's Common Stock are then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if the Company's Common Stock is not traded on an exchange but is quoted on NASDAQ or successor quotation system, (1) the last sales price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if the Company's Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Common Stock on such date as determined in good faith by the Plan Administrator; or (iv) if the Company's Common Stock is not publicly traded, the fair market value established by the Plan Administrator acting in good faith.

9. DURATION, EXERCISABILITY, AND TERMINATION OF OPTIONS.

9.1 OPTION PERIOD.

The option period shall be determined by the Plan Administrator with respect to each option granted. In no event, however, may the option period exceed ten (10) years from the date on which the option is granted.

9.2 EXERCISABILITY OF OPTIONS, ACCELERATION OF EXERCISABILITY AND

FORFEITABILITY OF STOCK BONUSES.

Each Option shall be exercisable in whole or in consecutive installments, cumulative or otherwise, during its term, and Stock Bonuses shall vest and become nonforfeitable, as determined in the discretion of the Plan Administrator.

9.3 TERMINATION OF OPTIONS.

After termination of an Optionee's employment or relationship as a consultant or director of the Company, Options and unvested Stock Bonuses shall terminate pursuant to the terms specified in the Stock Bonus or Option Agreement.

10. MANNER OF OPTION EXERCISE; RIGHTS AND OBLIGATIONS OF OPTIONEES.

10.1 WRITTEN NOTICE OF EXERCISE.

An Optionee may elect to exercise an Option in whole or in part, from time to time, subject to the terms and conditions contained in the Plan and in the agreement evidencing such Option, by giving written notice of exercise to the Company at its principal executive office.

10.2 CASH PAYMENT FOR OPTIONED SHARES.

If an Option is exercised for cash, such notice shall be accompanied by a cashier's or personal check, or money order, made payable to the Company for the full exercise price of the shares purchased.

10.3 STOCK SWAP FEATURE.

At the time of the Option exercise, and subject to the discretion of the Plan Administrator to accept payment in cash only, the Optionee may determine whether the total purchase price of the shares to be purchased shall be paid solely in cash or by transfer from the Optionee to the Company of previously acquired shares of Common Stock, or by a combination thereof. In the event that the Optionee elects to pay the total purchase price in whole or in part with previously acquired shares of Common Stock, the value of such shares shall be equal to their Fair Market Value on the date of exercise, determined by the Committee in the same manner used for determining Fair Market Value at the time of grant for purposes of Section 8.

10.4 INVESTMENT REPRESENTATION FOR NON-REGISTERED SHARES AND LEGALITY OF

ISSUANCE.

The receipt of shares of Common Stock in a Stock Bonus or upon the exercise of an Option shall be conditioned upon the Optionee (or any other person who exercises the Option on his or her behalf as permitted by Section 13) providing to the Plan Administrator a written representation that, at the time of such grantor exercise, it is the intent of such person(s) to acquire the shares for investment only and not with a view toward distribution. The certificate for unregistered shares issued for investment shall be restricted by the Company as to transfer unless the Company receives an opinion of counsel satisfactory to the Company to the effect that such restriction is not necessary under then pertaining law. The providing of such representation and such restrictions on transfer shall not, however, be required upon any person's receipt of shares of Common Stock under the Plan if, the shares subject to the Option shall be (i) covered by an effective and current registration statement under the Securities Act of 1933, as amended, and (ii) either qualified or exempt from qualification under applicable state securities laws. The Company shall, however, under no circumstances be required to sell or issue any shares under the Plan if, in the opinion of the Plan Administrator, (i) the issuance of such shares would constitute a violation by the Optionee or the Company of any applicable law or regulation of any governmental authority, or (ii) the consent or approval of any governmental body is necessary or desirable as a condition of, or in connection with, the issuance of such shares.

10.5 SHAREHOLDER RIGHTS OF OPTIONEE.

Upon issuance of a Stock Bonus or exercise of an Option, the Optionee (or any other person who exercises the Option on his or her behalf as permitted by Section 13) shall be recorded on the books of the Company as the owner of the shares, and the company shall deliver to such record owner one (1) or more duly issued stock certificates evidencing such ownership. No person shall have any rights as a shareholder with respect to any shares of Common Stock covered by the Plan until such person shall have become the holder of record of such shares. Except as provided in Section 12, no adjustments shall be made for cash dividends or other distributions or other rights as to which there is a record date preceding the date such person becomes the holder of record of such shares.

10.6 HOLDING PERIODS FOR TAX PURPOSES.

The Plan does not provide that an Optionee must hold shares of Common Stock acquired under the Plan for any minimum period of time. Optionees are urged to consult with their own tax advisors with respect to the tax consequences to them of their individual participation in the Plan.

11. SUCCESSIVE GRANTS.

Successive grants of Options or Bonuses may be made to any Optionee under the Plan.

12. ADJUSTMENTS.

If the outstanding Common Stock shall be hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, reorganization, merger, consolidation, share exchange, or other business combination in which the Company is the surviving parent corporation, stock split-up, combination of shares, or dividend or other distribution payable in capital stock or rights to acquire capital stock, appropriate adjustment shall be made by the Plan Administrator in the number and kind of shares for which options may be granted under the Plan. In addition, the Plan Administrator shall make appropriate adjustment in the number and kind of shares as to which outstanding and unexercised options shall be exercisable, to the end that the proportionate interest of the holder of the Option shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the exercise price per share. In the event of the dissolution or liquidation of the Company, any outstanding and unexercised options shall terminate as of a future date to be fixed by the Plan Administrator.

In the event of a Reorganization (as hereinafter defined), then,

a.  If there is no plan or agreement with respect to the Reorganization ("Reorganization Agreement"), or if the Reorganization Agreement does not specifically provide for the adjustment, change, conversion, or exchange of the outstanding and unexercised options for cash or other property or securities of another corporation, then any outstanding and unexercised options shall terminate as of a future date to be fixed by the Plan Administrator; or

b.  If there is a Reorganization Agreement, and the Reorganization Agreement specifically provides for the adjustment, change, conversion, or exchange of the outstanding and unexercised options for cash or other property or securities of another corporation, then the Plan Administrator shall adjust the shares under such outstanding and unexercised options, and shall adjust the shares remaining under the Plan which are then available for the issuance of options under the Plan if the Reorganization Agreement makes specific provisions therefor, in a manner not inconsistent with the provisions of Reorganization Agreement for the adjustment, change, conversion, or exchange of such options and shares.

The term "Reorganization" as used in this Section 12 shall mean any reorganization, merger, consolidation, share exchange, or other business combination pursuant to which the Company is not the surviving parent corporation after the effective date of the Reorganization, or any sale or lease of all or substantially all of the assets of the Company. Nothing herein shall require the Company to adopt a Reorganization Agreement, or to make provision for the adjustment, change, conversion, or exchange of any options, or the shares subject thereto, in any Reorganization Agreement which it does adopt.

The Plan Administrator shall provide to each Optionee then holding an outstanding and unexercised Option no less than thirty (30) calendar days' advanced written notice of any date fixed by the Plan Administrator pursuant to this Section 12 and of the terms of any Reorganization Agreement providing for the adjustment, change, conversion, or exchange of outstanding and unexercised Options. Except as the Plan Administrator may otherwise provide, each Optionee shall have the right during such period to exercise his or her Option only to the extent that the option was exercisable on the date such notice was provided to the Optionee.

No modification, extension, renewal, or other change in any option granted under the Plan may be made, after the grant of such option, without the Optionee's consent, unless the same is permitted by the provisions of the Plan and the option agreement.

All adjustments and determinations under this Section 12 shall be made by the Plan Administrator in good faith in its sole discretion.

13. NON-TRANSFERABILITY OF OPTIONS AND UNVESTED BONUSES.

An Option shall be exercisable only by the Optionee, or in the event of his or her disability, by his or her guardian(s), conservator(s), or other legal representative(s), during the Optionee's lifetime. In the event of the death of the Optionee, an Option shall be exercisable by his or her legal representative(s), legatee(s), or heir(s), as the case may be, or by such person(s) as he or she may designate as his or her beneficiary or beneficiaries in a signed statement included as part of the option agreement.

Unvested Stock Bonuses and all Options shall not be transferable by the Optionee, either voluntarily or involuntarily, except by Will or the laws of descent and distribution. Any attempt to exercise, transfer or otherwise dispose of an interest in an Option in contravention of the terms and conditions of the Plan, or of the agreement for the Stock Bonus or Option, shall immediately void the Option and cause the unvested shares of a Stock Bonus to be forfeited.

14. CONTINUED EMPLOYMENT.

Neither the creation of the Plan nor the granting of Stock Bonuses or Option(s) under it shall be deemed to create a right in an Optionee to continued employment or other affiliation with the Company, and each such Optionee shall be and shall remain subject to discharge by the Company as though the Plan had never come into existence. Except as specifically provided by the Plan Administrator in any particular case, the loss of existing or potential profit in Stock Bonuses or Options granted under this Plan shall not constitute an element of damages in the event of termination of the employment of an employee even if the termination is in violation of an obligation of the Company to the employee by contract or otherwise.

15. TAX WITHHOLDING.

The grant of a Stock Bonus and the exercise of any option granted under the Plan is subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state or local law is necessary or desirable as a condition of, or in connection with, such grantor exercise or a later lapsing of time or restrictions on or disposition of the shares of Common Stock received upon such grantor exercise, then in such event, the exercise of the Option shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company.

16. TERM OF PLAN.

16.1 EFFECTIVE DATE.

The Plan shall become effective on April 30, 2004 (the "Effective Date").

16.2 TERMINATION DATE.

Except as to Options previously granted and outstanding under the Plan, the Plan shall terminate at midnight on April 29, 2014 and no Option shall be granted after that time. Options then outstanding may continue to be exercised in accordance with their terms. The Plan may be suspended or terminated at any earlier time by the Board within the limitations set forth in Section 4.

17. NON-EXCLUSIVITY OF THE PLAN.

Nothing contained in the Plan is intended to amend, modify, or rescind any previously approved compensation plans, programs or options entered into by the Company. This Plan shall be construed to be in addition to and independent of any and all such other arrangements. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power or authority of the Board to adopt, with or without shareholder approval, such additional or other compensation arrangements as the Board may from time to time deem desirable.

18. GOVERNING LAW.

The Plan and all rights and obligations under it shall be construed and enforced in accordance with the laws of the State of Delaware.